Exhibit 14

CHAMPION PARTS, INC.

Code of Ethics for Financial Officers

Financial officers hold an important role in corporate governance and are uniquely capable and empowered to ensure that shareholders’ interests are appropriately protected.  This Code states principles to which financial officers are expected to adhere and advocate.  This Code embodies rules regarding individual responsibilities, as well as responsibilities to Champion, its shareholders and others.

For the purpose of this Code, a “financial officer” is a Champion employee or officer that holds the office of principal executive officer, principal financial officer, principal accounting officer, controller or cash manager and any person performing similar functions.

Each Champion financial officer shall adhere to and advocate the following principles and responsibilities governing professional and ethical conduct:

1.

Act with honesty and integrity and avoid actual or apparent conflicts of interest.

2.

Provide information that is full, fair, accurate, complete, objective, relevant, timely, and understandable to Champion’ Board of Directors, the Securities and Exchange Commission and Champion’s shareholders.

3.

Comply with laws, rules and regulations of federal, state, and local governments.

4.

Act in good faith, responsibly, with due care, competence and diligence, and not allow his independent judgment to be subordinated.

5.

Use good business judgment in processing and recording all financial transactions.

6.

Respect the confidentiality of information acquired in the course of his work except when authorized or otherwise legally obligated to disclose such information, and not to use confidential information acquired in the course of work for personal advantage.

7.

Promote ethical behavior in the work environment and corporation.

8.

Assure responsible use of and control over all assets and resources employed or entrusted to them.

9.

Promptly report to the Audit Committee of the Board of Directors:

a.

any information he may have regarding any violation of this Code by any person,

b.

any actual or apparent conflict of interest involving management or any other Champion employee with a role in financial reporting or internal accounting or financial controls,

c.

any information he might have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to Champion and its operations or that affects disclosures made by Champion in its public filings,

d.

significant deficiencies in the design or operation of internal controls that could adversely affect Champion’s ability to record, process, summarize or report financial data, or

e.

any fraud, whether or not material, that involves management or other employees who have a significant role in Champion’s financial reporting, disclosures or internal controls.

If the Audit Committee finds a violation of the Code, it shall refer the matter to the full Board of Directors.

In the event of a finding that a violation of this Code has occurred, appropriate action shall be taken that is reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, and may include written notice to the individual involved of the determination that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits, and, if appropriate, termination of the individual’s employment.  In determining what action is appropriate in a particular case, the Board of Directors shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

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